Ex-99.h

EXPENSE LIMITATION AGREEMENT

Attachment A

Expense Limitations
(as a percent of average daily net assets attributable to each stated class)

Fund	Class		Expense Limitation
	Class A	Advisor Class	Period Ends

First Investors International Opportunities Bond Fund	1.30%	1.00%	January 31, 2015

Schedule A amended: January 28, 2014

FIRST INVESTORS INCOME FUNDS

By: /s/ Derek Burke
Name: Derek Burke
Title: President

FIRST INVESTORS MANAGEMENT COMPANY, INC.

By: /s/ Derek Burke
Name: Derek Burke
Title: President